Exhibit 99.1

KRISPY KREME ANNOUNCES THIRD FISCAL QUARTER 2007
REVENUES OF APPROXIMATELY $117 MILLION

WINSTON-SALEM, N.C., December 11, 2006 - Krispy Kreme Doughnuts, Inc. (NYSE: KKD) announced today that on a preliminary basis it expects to report revenues of approximately $117 million for the third quarter of fiscal 2007, which ended October 29, 2006, compared to revenues of approximately $129 million for the third quarter of fiscal 2006. The decrease in revenues reflects a decline in the number of Company stores as well as lower sales to franchisees by the Company's Manufacturing and Distribution segment.

Systemwide sales fell approximately 9% in the third quarter of fiscal 2007 compared to the third quarter of the prior year primarily due to an approximately 17% decrease in the number of factory stores to 293 (total stores, including satellites, decreased approximately 8%). Average weekly sales per factory store (which is computed by dividing sales from all factory and satellite stores by the number of factory stores in operation) increased approximately 16% and 12% in Company stores and systemwide, respectively, compared to the third quarter of fiscal 2006. Average weekly sales per store (which is computed by dividing sales from all factory and satellite stores by the aggregate number of all such stores in operation) increased approximately 14% for Company stores and decreased approximately 0.5% systemwide, compared to the third quarter of fiscal 2006. Systemwide average sales per store decreased slightly while Company average sales per store rose principally because the growth in satellite stores, which have lower average sales than factory stores, largely has been concentrated in franchise stores and not in Company stores. The average sales per unit data reflect, among other things, store closures and the related shift in off-premises doughnut production into a smaller number of stores. Systemwide sales data include sales at all Company and franchise locations. Systemwide sales is a non-GAAP financial measure; however, the Company believes systemwide sales information is useful in assessing the overall performance of the Krispy Kreme brand and, ultimately, the performance of the Company.

“While we still have a way to go in Krispy Kreme’s turnaround, we are encouraged by our progress in the third quarter,” said Daryl Brewster, President and Chief Executive Officer. “The Company has agreed to settle the class action lawsuit and most of the shareholder derivative litigation. Average unit volumes rose at Company-owned stores. Krispy Kreme continued its international expansion while filling several key management positions critical to achieving sustained growth.”

The Company noted that its financial results continue to be adversely affected by the substantial costs associated with the legal and regulatory matters previously disclosed by the Company. The Company expects to report a net loss for the third quarter of fiscal 2007.

Financial Position

The Company believes that cash flow from operations and existing cash balances will be sufficient to meet its liquidity needs. As of October 29, 2006, the Company's cash balance was approximately $35 million and its indebtedness was approximately $119 million (including capital lease obligations), compared to approximately $16 million and $123 million, respectively, at January 29, 2006. The January amounts exclude amounts relating to Glazed Investments, the Company’s consolidated franchisee at the time. As of October 29, 2006, the Company had no consolidated franchisees.

About Krispy Kreme
Founded in 1937 in Winston-Salem, North Carolina, Krispy Kreme is a leading branded retailer and wholesaler of high-quality doughnuts, including its signature Hot Original Glazed.™ There are currently approximately 295 Krispy Kreme factory stores and 90 satellites operating systemwide in the United States of America, Australia, Canada, Hong Kong, Indonesia, Kuwait, Mexico, the Philippines, South Korea and the United Kingdom. Additional information on Krispy Kreme can be found on the Internet at http://www.krispykreme.com.

Information contained in this press release, other than historical information, should be considered forward-looking. Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Krispy Kreme’s operating results, performance or financial condition are the outcome of pending governmental investigations, including by the Securities and Exchange Commission and the United States Attorney’s Office for the Southern District of New York, and a review by the Department of Labor; the outcome of shareholder derivative and class action litigation; potential indemnification obligations and limitations of our director and officer liability insurance; material weaknesses in our internal control over financial reporting; our ability to implement remedial measures necessary to improve our processes and procedures; continuing negative publicity; significant changes in our management; the quality of franchise store operations; our ability, and our dependence on the ability of our franchisees, to execute on our and their business plans; disputes with our franchisees; our ability to implement our international growth strategy; currency, economic, political and other risks associated with our international operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients; compliance with governmental regulations relating to food products and franchising; our relationships with wholesale customers; our ability to protect our trademarks; risks associated with our high levels of indebtedness; restrictions on our operations contained in our senior secured credit facilities; our ability to meet our ongoing liquidity needs; changes in customer preferences and perceptions; risks associated with competition; and other factors discussed in Krispy Kreme’s Annual Report on Form 10-K for fiscal 2006 and in Forms 12b-25 and other periodic reports filed with the Securities and Exchange Commission.

Contact:
James Golden
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449 ext. 121